Exhibit 99.1

Sound Financial Reports Higher Second Quarter Earnings

SEATTLE--(BUSINESS WIRE)--August 4, 2010--Sound Financial Inc. (OTCBB:SNFL), holding company for Sound Community Bank, today announced financial results for the quarter ended June 30, 2010.

The Company reported a net profit of $278 thousand or $0.10 per share for the quarter ended June 30, 2010, compared to net income of $57 thousand or $0.02 per share in the first quarter of 2010 and a net loss of $303 thousand or $0.11 per share in the for the quarter ended June 30, 2009.

Financial Highlights:

- Net Interest Margin increased to 4.77% for the quarter ended 6/30/10

- Cost of Deposits decreased to 1.36% for the quarter ended 6/30/10

- Allowance for Loan Losses was 1.29% of total loans outstanding at 6/30/10

- The Bank remains “Well Capitalized” with Tier 1 Capital of 7.40% and Total Risk Based Capital of 11.08% at 6/30/10

President and CEO Laurie Stewart said, “Despite the economic environment, we achieved positive results in our core business lines during the second quarter. We remain focused on improving credit quality, maintaining our net interest margin and increasing business efficiencies. With signs of stabilizing employment levels and real estate prices in the Puget Sound area, we are guardedly optimistic that we are experiencing the early stages of a recovery.”

	As of
	6/30/2010	3/31/2010	6/30/2009
	(In thousands)
Selected Consolidated Financial Condition Data:
Total assets	$340,926	$337,801	$324,870
Loans receivable, net	305,450	293,323	276,945
Loans held for sale	1,096	2,333	4,822
Mortgage-backed securities available for sale (at fair value)	4,328	12,383	21,936
Federal Home Loan Bank stock	2,444	2,444	2,444
Bank owned life insurance	6,596	6,529	6,327
Repossessed assets and real estate owned	1,847	1,904	1,011
Deposits	285,339	287,931	254,943
Federal Home Loan Bank advances	26,617	20,000	41,400
Stockholders’ Equity	25,299	25,268	25,528

	Quarter Ended
	6/30/2010	3/31/2010	6/30/2009
	(In thousands)
Selected Consolidated Operating Data:
Total interest income	$4,924	$4,770	$4,738
Total interest expense	1,152	1,168	1,850
Net interest income	3,772	3,602	2,888
Provision for loan losses	775	1,425	925
Net interest income after provision for loan losses	2,997	2,177	1,963
Fees and service charges	550	529	476
Gain on sale of loans	58	64	52
Loss on sale of assets	(41)	(48)	(362)
(Loss) gain on sale of securities	(11)	75	-
Impairment on securities	(51)	-	-
Fair value adjustment on mortgage servicing rights	(210)	285	-
Other non-interest income	221	230	353
Total non-interest income	516	1,135	519
Total non-interest expense	3,135	3,262	2,966
Income (loss) before provision (benefit) for income taxes	378	50	(484)
Provision (benefit) for income taxes	100	(7)	(181)
Net income (loss)	278	57	(303)
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income (loss) to average total assets)	0.32%	0.07%	(0.38)%
Return on equity (ratio of net income (loss) to average equity)	4.40%	0.88%	(2.36)%
Net interest margin	4.77%	4.66%	3.92%
Non-interest income to operating revenue	12.02%	23.97%	15.20%
Non-interest expense to average total assets	3.66%	3.89%	3.77%
Average interest-earning assets to average interest-bearing liabilities	100.87%	101.12%	102.77%
Efficiency ratio	73.11%	68.86%	87.06%

Asset quality ratios:
Non-performing assets to total assets	3.54%	4.24%	2.11%
Non-performing loans to gross loans	1.36%	1.20%	1.14%
Allowance for loan losses to non-performing loans	96.07%	114.46%	59.72%
Allowance for loan losses to gross loans	1.29%	1.35%	0.68%
Net charge-offs to average loans outstanding	1.04%	1.17%	0.74%

Consolidated capital ratios:
Equity to total assets at end of period	7.42%	7.48%	7.86%
Average equity to average assets	7.37%	7.70%	8.14%

	Six Months Ended
	6/30/2010	6/30/2009
	(In thousands)
Selected Consolidated Operating Data:
Total interest income	$9,694	$9,276
Total interest expense	2,321	3,758
Net interest income	7,374	5,518
Provision for loan losses	2,200	1,375
Net interest income after provision for loan losses	5,174	4,143
Fees and service charges	1,078	990
Gain on sale of loans	122	76
Loss on sale of assets	(89)	(555)
Gain on sale of securities	13	-
Impairment on securities	(51)	-
Fair value adjustment on mortgage servicing rights	75	-
Other non-interest income	503	592
Total non-interest income	1,651	1,103
Total non-interest expense	6,397	5,649
Income (loss) before provision (benefit) for income taxes	428	(403)
Provision (benefit) for income taxes	93	(175)
Net income (loss)	335	(228)
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income to average total assets)	0.20%	(0.15%)
Return on equity (ratio of net income to average equity)	2.66%	(1.76%)
Net interest margin	4.72%	3.86%
Non-interest income to operating revenue	18.30%	16.66%
Non-interest expense to average total assets	3.77%	3.64%
Average interest-earning assets to average interest-bearing liabilities	101.00%	103.00%
Efficiency ratio	70.88%	85.32%

Sound Financial Inc. is the holding company for Sound Community Bank, a full-service bank, providing personal and business banking services in communities across the greater Puget Sound region. The Seattle-based company operates five full-service banking offices in King, Pierce, Snohomish and Clallam Counties, and is on the web at www.soundcb.com.

Forward-Looking Statements

This report contains statements that are not historical or current fact and constitute forward-looking statements. In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Results of operations and business are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

CONTACT:
Sound Financial Inc.
Media:
Scott Boyer, 206-448-0884 x-312
Financial:
Matt Deines, 206-448-0884 x-305